UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 19, 2005

CURON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31519	77-0470324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

46117 Landing Parkway

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 661-1800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 19, 2005, Curon Medical, Inc. (the “Company”) entered into the Stock Purchase Agreement Amendment attached hereto as Exhibit 4.1 (the “Agreement”) with the additional investor named therein (the “Additional Investor”). Pursuant to the Agreement, the Additional Investor deposited $650,000 into escrow to purchase 1,000,000 shares of the Company’s common stock at the second closing of the Company’s April 8, 2005 financing first announced on the Form 8-K filed on April 12, 2005. The second closing is subject to approval by the Company’s stockholders. In connection with the second closing, if approved, the Additional Investor will also receive a warrant in the form attached hereto as Exhibit 4.2 to purchase 500,000 shares of common stock of the Company. The warrant will have a term of five years and an exercise price of $1.00 per share. Combined with the funds deposited in escrow for the second closing from investors on April 8, 2005, in the event of stockholder approval, the Company will receive second closing proceeds of $8,763,602 in exchange for 13,482,464 shares and warrants to purchase 6,741,241 shares of the Company’s common stock.

SVB Alliant and The Robins Group have acted as placement agents for the financing, and will each receive placement fees in connection with the consummation of the financing. SVB Alliant receives a cash fee of 5% of the gross proceeds of the financing, and The Robins Group LLC receives 2% of the gross proceeds of the financing and warrants exercisable for up to 553,352 shares of Common Stock. These warrants issuable to The Robins Group LLC will have the same terms as the warrants issued to the Investors.

The foregoing description is only a summary and is qualified in its entirety by reference to the aforementioned transaction documents contained in Exhibits 4.1 and 4.2, each of which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description
4.1	Stock Purchase Agreement Amendment dated April 19, 2005 by and between Curon Medical, Inc. and the Investor named therein

4.2	Form of Common Stock Purchase Warrant

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURON MEDICAL, INC.

By:	/s/ Larry Heaton
Larry Heaton President, Chief Executive Officer

Date: April 20, 2005

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INDEX TO EXHIBITS

Index Number	Description of Document
4.1	Stock Purchase Agreement Amendment dated April 19, 2005 by and between Curon Medical, Inc. and the Investor named therein

4.2	Form of Common Stock Purchase Warrant

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